Exhibit 11


                               Washington Bancorp
                    Computation of Earnings per Common Share

                                                           Twelve Months Ended
                                                               June 30, 2001
                                                         -----------------------
                                                         Basic EPS   Diluted EPS
                                                         -----------------------

Computation of weighted average number of common shares outstanding:

Common shares outstanding at the beginning of the
 period ............................................      651,133       651,133
Unreleased common shares held by the Employee
 Stock Ownership Plan (ESOP) at the beginning
 to the period .....................................      (33,283)      (33,283)
Weighted average common shares released by the
 ESOP during the period ............................        2,532         2,532
Weighted average common shares outstanding -
 Stock Option Plan .................................         --          10,373
Weighted average common shares purchased
 for treasury ......................................     (125,029)     (125,029)
                                                       ----------    ----------
Weighted average number of common shares ...........      495,353       505,726
                                                       ----------    ----------
Net income .........................................    1,093,394     1,093,394
                                                       ----------    ----------
Net income per common share ........................         2.21          2.16
                                                       ==========    ==========